Exhibit 10.2

SECOND AMENDMENT TO EMPLOYMENT AGREEMENT

THIS SECOND AMENDMENT TO EMPLOYMENT AGREEMENT (“Second Amendment”) is made and entered into effective as of July 13, 2023 (the “Effective Date”), by and between Karin L. Bell, an Illinois resident (“Employee”), Camping World Holdings, Inc., a Delaware corporation (“Camping World”) and CWGS Enterprises, LLC, a Delaware limited liability company (the “Partnership” and, together with Camping World and any of the Affiliates of Camping World and the Partnership as may employ Employee from time to time, and any successor(s) thereto, the “Company”).

RECITALS

WHEREAS, Company employees Employee pursuant to that certain Employment Agreement dated July 1, 2020 by and between Company and Employee (the “Original Agreement”), as amended by that certain Amendment to the Employment Agreement dated June 1, 2022 (the “First Amendment”) (the Original Agreement and the First Amendment, together, the “Agreement”); and

WHEREAS, the Company and Employee desire to amend the Agreement as set forth in this Amendment.

NOW THEREFORE, in for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:

1.Capitalized Terms.  Capitalized terms not defined in this Agreement shall have the meanings assigned to them in the Agreement.

2.Amendment to the Agreement.  As of the Effective Date, the Agreement is hereby amended or modified as follows:

a.	The Term of the Agreement shall end on July 31, 2026.
b.	The first sentence of Section 4.07 shall be deleted and replaced with the following:

The Company shall indemnify Employee with respect to matters relating to Employee’s services as an officer of the Company, or any of its Affiliates, occurring during the course and scope of Employee’s employment with the Company to the extent and pursuant to the provisions in Delaware law.

c.	Section 8.01 shall be deleted and replaced with the following:

Governing Law; Venue. This Agreement is made under and shall be governed by and construed in accordance with the laws of the state of Delaware.

d.	Section 6.01 shall be deleted and replaced with the following:

Employee agrees that, during the Term and for twelve months after the termination of Employee’s employment for any reason (the “Non-Compete Period”), other than by virtue of a breach by Company under Section 7.01(f) below, Employee shall not, directly or indirectly, (a) engage in activities or businesses (including without limitation by owning any interest in, managing, controlling, participating in, consulting with, advising, rendering services for, or in any manner engaging in the business of owning, operating or managing any business) in any geographic location in which the Company, its subsidiaries or Affiliates engage in, whether through selling, distributing, manufacturing, marketing, purchasing, or otherwise, that compete directly or indirectly with the Company or any of its subsidiaries or Affiliates (“Competitive Activities”), it being understood that Competitive Activities as of the date hereof include, without limitation, the publication, campground, online marketplace, and membership businesses of the Company or any subsidiary of Affiliate of the Company; the sale, rental, repair or service of recreational vehicles or parts and accessories for recreational vehicles or the sale of any ancillary products that are sold in connection with the sale of recreational vehicles, including but not limited to credit life insurance, roadside assistance programs and mechanical breakdown and extended service contracts, in the recreational vehicle, camping and outdoor living markets; the business of developing, marketing, providing and implementing products and services (including insurance, financing, warranties and road-side assistance) to owners of recreational vehicles, automobiles, and motorcycles; and the business of publishing digital and print media, including magazines, periodicals, books, and blogs and online communities directed to owners of recreational vehicles; or (B) assist any person in any way to do, or attempt to do, anything prohibited by this Section 6. Employee acknowledges (i) that the business of the Company and its Affiliates is national in scope and without geographical limitation within the United States and (ii) notwithstanding the jurisdiction of formation or principal office of the Company and its Affiliates, or the location of any of their respective executives or employees (including, without limitation, Employee), it is expected that the Company and its Affiliates will have business activities and have valuable business relationships within their respective industries throughout the United States.

3.Limited Effect. Except as specifically modified herein, the Agreement shall remain in full force and effect in accordance with all of the terms and conditions thereof.

4.Prior Agreements. This Amendment is hereby incorporated into and forms a part of the Agreement and contains the entire agreement of the parties relating to the subject matter hereof and supersedes all prior agreements and understandings with respect to such subject matter, and the parties hereto have made no agreement, representations, or warranties relating to the subject matter of this Amendment which are not set forth herein.  If there is any conflict between the terms and conditions of this Amendment and the Agreement, the provisions of this Amendment shall control.

5.Counterparts. This Amendment may be executed in separate counterparts, each of which will be deemed an original, all of which together will constitute one in the same instrument.

6.Governing Law.  This Agreement shall be governed by the law of the State of Delaware.

[Signatures on following page]

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date set forth in the first paragraph.

CAMPING WORLD HOLDINGS, INC.

By:	/s/ Marcus Lemonis
Marcus Lemonis
Chairman and Chief Executive Officer

CWGS ENTERPRISES, LLC

By:	/s/ Marcus Lemonis
Marcus Lemonis
Chairman and Chief Executive Officer

By:	/s/ Karin L. Bell
Karin L. Bell
Address: